Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

                       DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made the 25th day of January, 2000, by and between TITAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080, U.S.A. (hereinafter referred to as "Titan") and SCHERING AG, a corporation organized and existing under the laws of Germany and having its principal place of business at Muellerstrasse 178, Berlin-Wedding, D-13342 Berlin, Germany (hereinafter referred to as "Schering"). Titan and Schering are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS:

(A) Titan is developing through its research and development activities a compound consisting of human retinal pigment epithelial cells on microcarriers for use, inter alia, in the treatment of Parkinson's Disease and Parkinsonian Movement Disorders and has the right to grant rights and licenses and/or sublicenses under the Titan Patents (hereinafter defined) and Titan Know-How (hereinafter defined);

(B) Schering has expressed to Titan its interest in obtaining from Titan certain rights and licenses under the Titan Patents and Titan Know-How and in cooperating with Titan in the development and commercialization of Product(s) containing the Compound (hereinafter defined);

(C) Titan is willing to grant such rights and licenses and/or sublicenses to Schering and to cooperate with Schering under the terms and conditions set forth in this Agreement:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.       DEFINITIONS

         The following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) as used in this Agreement:

1.1 "Additional Indications" means the use of Product for any preventative, diagnostic or therapeutic indication(s) other than the Initial Indication.

1.2 "Affiliate" means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Titan or Schering, as the case may be. As used in this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

1.3 "Agreement Year" shall mean a period of twelve months beginning on the Effective Date and each anniversary thereof.

1.4      "Bankruptcy Event" shall have the meaning set forth in Section 11.2(d).

1.5 "Clinical Development" shall refer to all activities relating to planning and execution of clinical studies in humans directed toward obtaining Regulatory Approval of a Product, but does not include any activities falling within the definition of CMC / Manufacturing. Clinical Development includes clinical studies and related regulatory affairs and outside counsel regulatory legal services.

1.6 "CMC / Manufacturing" shall mean the development of one or more processes for the manufacture and packaging of the Compound and / or the Product for Preclinical Development, Clinical Development and Commercialization, and shall include, without limitation, formulation, production, fill / finish, sourcing of components, raw materials and packaging supplies, development of regulatory methods and controls, including assays, quality control and quality assurance methodology and stability protocols, and qualification of one or more Compound and Product production facilities.

1.7 "Commercialization" and "Commercialize" shall refer to all activities undertaken relating to the pre-marketing, marketing, distribution and sale of the Product.

1.8      "Confidential Information" shall have the meaning set forth in Article
         7.

1.9 "Compound" shall mean a composition consisting of neo-natal human retinal pigment epithelial (RPE) cells on microcarriers (biocompatible particulate support matrices for cells).

1.10 "Control" or "Controlled" shall refer to possession of the ability to grant a license or sublicense of Patent Rights, Know-How, information or other intangible rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.11 "Development" or "Develop" shall refer to all activities relating to Preclinical Development, Clinical Development and CMC / Manufacturing.

1.12     "Development Plan" and Budget" shall have the meaning set forth in
         Section 3.2(b).

1.13 "Drug Approval Application" shall mean an application for Regulatory Approval required to be approved before commercial sale or use of a Product as a drug in a regulatory jurisdiction, including, for the purposes of Regulatory Approval in the United States, a Biologic License Application and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Product which are necessary for or included in FDA approval to market the Product) and, for the purposes of Regulatory Approval in Europe, applications for Regulatory Approval to EMEA.

1.14 "Effective Date" shall mean the date set out at the start of this Agreement.

1.15 "EMEA" shall mean the European Medicines Evaluation Agency, or any successor agency.

1.16 "Europe" shall mean the countries which are members of the European Union as such membership may change from time to time.

1.17 "FDA" shall mean the United States Food and Drug Administration or any successor agency.

1.18 "Field" shall mean all uses of Product for the Initial Indication and for any Additional Indications which Schering decides, at it discretion, to develop and commercialize.

1.19 "First Commercial Sale" shall mean the date on which Schering or an Affiliate or a sublicensee of Schering first sells commercially, pursuant to a Regulatory Approval, a Product in any country of the Territory.

1.20 "GCPs" shall mean clinical practices in conformity with the current Good Clinical Practices as established by the International Conference on Harmonization, as such regulations may be interpreted by governing regulatory agencies or as may be amended from time to time, and in conformity with equivalent regulations and interpretations in regulatory jurisdictions in the Territory.

1.21 "GLPs" shall mean laboratory practices in conformity with the FDA's regulations and regulatory interpretations of such regulations governing current good laboratory practices set forth in 21 C.F.R. Part 58 et seq., as such regulations may be amended and interpreted by FDA from time to time, and in conformity with equivalent regulations in regulatory jurisdictions in the Territory.

1.22 "GMPs" shall mean manufacturing practices in conformity with the FDA's regulations and regulatory interpretations of such regulations governing current good manufacturing practices set forth in 21 C.F.R. Part 210 et seq., as such regulations may be amended and interpreted by FDA from time to time, and in conformity with equivalent regulations in regulatory jurisdictions in the Territory.

1.23 "Initial Indication" shall mean the use of Product for the in vivo therapeutic prevention, treatment, cure or mitigation of Parkinson's Disease and / or Parkinsonian Movement Disorders.

1.24 "Joint Development Committee" or "JDC" shall mean the committee established pursuant to Section 3.1 below.

1.25     "Joint Patents" shall have the meaning set forth in Section 8.3(a).

1.26 "Know-How" shall mean techniques and data relating to the Compound or the Product, including but not limited to inventions, practices, methods, knowledge, know-how, skill, trade secrets, experience, test data including pharmacological, toxicological, preclinical and clinical test data, regulatory submissions, adverse reactions, analytical and quality control data, assays, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.

1.27 "Net Sales" shall mean the amount invoiced by or on behalf of a Party, its Affiliates or its sublicensees from sales of the Product by or on behalf of such Party to Third Parties in the Territory, less the following deductions applicable to the Product for (i) all trade, cash and quantity credits, discounts, refunds or rebates, including premiums or chargebacks; (ii) allowances or credits to customers on account of governmental requirements, price differences, rejection, outdating, returns, or recalls of Product; (iii) sales commissions; (iv) sales taxes (including value added tax) or other governmental charges imposed upon sales of the Product and paid by Schering; (v) transportation charges and insurance charges paid by Schering estimated not to exceed 1% (one per cent) of invoice; (vi) price adjustments actually made; and
         (vii) deductions for uncollectible invoices. For the purpose of calculating Net Sales, the Parties recognize that (a) Schering's customers may include persons in the chain of commerce who enter into agreements with Schering as to price even though title to the Product does not pass directly from Schering to such customers and even though payment for such Product is not made by such customers directly to Schering; and (b) in such cases, chargebacks paid by Schering to or through a third party (such as a wholesaler) can be deducted by Schering from gross revenue in order to calculate Net Sales. Any deductions above which involve a payment by Schering shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made. In the event that a Product is sold in the form of a combination product containing one or more active ingredients in addition to a Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Product, if sold separately, and B is the invoice price of any other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in that country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Product if sold separately and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Product nor the other active component or components of the combination product is sold separately in said country, Net Sales shall be determined between the Parties in good faith.

1.28 "NYU License" shall mean the Agreement effective November 20, 1992 between New York University and Theracell Corporation (predecessor corporation to Titan), as amended from time to time, attached hereto and incorporated herein by reference in Exhibit B.

1.29 "Packaged Product" shall mean the Product packaged and labeled in compliance with the specifications and requirements of the Regulatory Approval of the country of commercial distribution, in a form ready for delivery to the customer.

1.30 "Patents" shall mean all existing patents and patent applications and patent applications hereafter filed covering Compound or Product within the Field, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplemental protection certificate) of any such patent and confirmation patent or registration patent or patent of addition based on any such patent. The term "cover" or "covering", when used in this Agreement in connection with a Patent shall signify that the manufacture, use, sale, or import of a Compound or a Product by an unlicensed party would infringe such a Patent for use in the Field.

1.31 "Patent Expenses" shall mean the fees, expenses and disbursements and outside counsel fees and payments to Third Party agents incurred in connection with the preparation, filing, prosecution and maintenance of Titan Patents covering the Compound or Product within the Field, including Titan's costs of patent interference and opposition proceedings and actions at law and equity for patent infringement.

1.32 "Pivotal Clinical Trial" shall mean any clinical trial designed by Schering and discussed with the respective regulatory authorities (e.g., FDA, EMEA) within a country which can be expected to fulfill the criteria for a grant of a marketing approval by the respective regulatory authorities.

1.33 "Preclinical Development" shall refer to all activities relating to the planning and execution of non-human studies conducted in in vitro or in relevant in vivo animal models directed toward obtaining Regulatory Approval of a Product in each regulatory jurisdiction in the Territory. This includes preclinical testing, pharmacokinetics, toxicology, documentary and medical writing directly related to Preclinical Development activities, and related regulatory affairs and outside counsel regulatory legal services.

1.34 "Product" shall mean any pharmaceutical composition which pharmaceutical composition contains Compound as a pharmaceutically active ingredient (either alone or in combination with one or more other pharmaceutically active ingredients) suitable to deliver dopamine and possibly other therapeutic materials after transplantation into patients in the Field.

1.35 "Regulatory Approval" shall mean any approvals, product and / or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport or sale of Product in a regulatory jurisdiction.

1.36     "Research Reimbursement" shall have the meaning set forth in Section
         5.1.

1.37     "Royalty Percentage" shall have the meaning set forth in Section 5.2.

1.38 "Schering Patents" shall mean any Patents owned or Controlled by Schering or its Affiliates covering the research, development, manufacture, use, importation, sale, or offer for sale of the Compound or the Product.

1.39 "Titan Know-How" shall mean all Know-How, whether currently existing or developed or obtained during the course of this Agreement, and whether or not patentable or confidential that is now Controlled or hereinafter becomes Controlled by Titan or its

         Affiliates and that relates to the research, development, utilization, manufacture or use of the Compound or the Product. Notwithstanding anything herein to the contrary, Titan Know-How shall exclude Titan Patents.

1.40 "Titan Patents" shall mean any Patents owned or Controlled by Titan or its Affiliates covering the research, development, manufacture, use, importation, sale or offer for sale of the Compound or the Product.

1.41     "Territory" shall mean all countries of the world.

1.42 "Third Party" shall mean any entity other than Titan or Schering and their respective Affiliates and sublicensees.

1.43 "Valid Claim" shall mean a claim of any issued, unexpired United States or foreign patent which shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

1.44     "Written Disclosure" shall have the meaning set forth in Section 7.6.

2.       LICENSES AND ASSIGNMENT

2.1 EXCLUSIVE LICENSE: Subject always to the NYU License (with which this Agreement must be consistent), and subject to the last sentence of this paragraph, Titan grants to Schering an exclusive (even as to Titan) worldwide license and / or sublicense, with a right to sublicense, under the Titan Patents, the Titan Know-How and the Joint Patents to use, develop, manufacture, have manufactured, market, sell, import for sale and distribute the Compound and / or the Product in the Territory for use in the Field, subject to the terms and conditions hereof and the terms and conditions of the NYU License. Notwithstanding the foregoing, Titan shall retain the right to conduct Development and related activities to the extent specifically provided for in this Agreement, subject to the terms and conditions hereof. Should an existing agreement preclude the granting of a sublicense by Schering, then upon written request by Schering, Titan will grant additional sublicenses to third parties designated by Schering; provided, however, that the terms and conditions of such further sublicenses shall not be inconsistent with the terms and conditions of this Agreement, and that the terms and conditions of the further sublicenses shall not be less favorable to Titan than those of this Agreement; provided further that any consideration payable by such designated sublicensees for or in connection with the grant of such sublicenses shall be exclusively for Schering's account; and provided further that, until Schering has paid Titan the Research Reimbursements under Sections 5.1(a) through 5.1(c), any consideration paid by such designated sublicensees shall (except in the case of sublicenses to Affiliates where such consideration is always exclusively for Schering's account) be shared equally by Schering and Titan after deduction of any amount due to New York University. A list of the Titan Patents identified as of the Effective Date is attached hereto as Exhibit A. Such list shall be modified from time to time to reflect any changes to Titan Patents and to include any

         Titan Patents acquired by or coming under the Control of Titan during the term of this Agreement.

2.2 EXISTING LICENSES: The licenses granted under Section 2.1 include sublicenses of Third Party Know-How and Patents existing and licensed to Titan on the Effective Date. A list of all such agreements as of the Effective Date is attached hereto as Exhibit B, true, correct and complete copies of which have been provided to Schering prior to the Effective Date. Any royalties payable to Third Parties (except for any that may be due under the Percell Biolytica AB Agreement, as defined in
         Section 6 of this Agreement) pertaining to technology discussed in the previous sentence shall be paid by Titan and, if not so paid, may be paid by Schering and offset or deducted from royalty payments under
         Section 5. From time to time at Schering's request, Titan will use its commercially reasonable efforts to obtain a consent (a "Consent") from existing licensors and other contractual counterparties with Titan. Such Consent shall contain the agreement of such licensor to (i) give reasonable written notice to Schering prior to terminating the underlying license or contract, (ii) provide Schering a reasonable period to cure any default under such license or contract, and (iii) permit Schering or one or more of its Affiliates to assume Titan's obligations thereunder as sublicensee or assignee of Titan's rights thereunder, in each case at Schering's option.

2.3      ORPHAN DRUG ACT:  To the fullest extent permitted by law,

         (a) Promptly upon Schering's decision to initiate Pivotal Clinical Trial of the Product and upon Schering's making the Research Reimbursement payment described in Section 5.1(a), Titan shall transfer to Schering legal title to and possession of any and all Orphan Drug Act applications, including FDA-designated Orphan Biological Application 97-1057, and other requests for designation by FDA of the Product as an orphan drug, and / or any and all Orphan Drug Act designations by FDA of the Product as an Orphan Drug. The Parties confirm that Schering will have the right to claim and use any taxation credits, deductions or other benefits available as a result of Orphan Drug Act designation by FDA of the Product or a grant of marketing exclusivity by FDA for the Product pursuant to the Orphan Drug Act.

         (b) Subject always to the provisions of Section 11.2 below, Schering shall use commercially reasonable best efforts to obtain Orphan Drug exclusivity for the Product for the Initial Indication. Titan agrees to cooperate with and assist Schering to the extent reasonably requested by Schering in the preparation, amendment and / or prosecution of petitions or other requests for Orphan Drug Act designation or Orphan Drug Act exclusivity for Product, and any other marketing exclusivity available in the United States or any other country of the Territory. Such assistance shall include without limitation participation by Titan representatives in meetings with U.S. governmental authorities as reasonably requested by Schering, and subject to the availability of Titan personnel. Schering shall keep Titan apprised of its progress in obtaining Orphan Drug Act exclusivity and any other marketing exclusivity that becomes available in the United States or any other country of the Territory. Schering shall be the legal and beneficial owner of Orphan Drug exclusivity or any other marketing exclusivity obtained in regard to any Product in the United States or any other country of the Territory.

2.4 As long as this Agreement remains in effect, and for so long as Schering remains actively engaged in the development or commercialization of a Product for use in the Field, Titan shall not develop, manufacture, or commercialize a product that utilizes cell-coated microcarrier technology and that competes with the Product. The provisions of this Section 2.4 shall have no force or effect in the European Union or in any other country where it may contravene any antitrust directive or law.

3.       DEVELOPMENT

3.1      JDC

         (a) FORMATION OF THE JDC: Within fifteen (15) days after the Effective Date (or such later time as may be mutually agreed to by the Parties), the Parties shall establish the JDC. The JDC shall consist of an equal number of representatives of Titan and Schering to be agreed upon by the Parties from time to time. Either Party may designate a substitute for a member unable to be present at a meeting. One of the Schering members of the JDC, chosen at the sole discretion of Schering, along with one of the Titan members of the JDC, chosen at the sole discretion of Titan, shall serve as co-chairs of the JDC. Regardless of the number of representatives from each Party on the JDC, each Party shall have one vote on any issue. Meetings of the JDC shall be held quarterly, and may be called by either Party with not less than twenty (20) business days notice to the other unless such notice is waived, and meetings shall be held alternately at the offices of Titan or of Schering or an Affiliate as may be designated by Schering. The JDC may be convened, polled or consulted from time to time by means of telecommunication or correspondence. Each Party will disclose to the other proposed agenda items reasonably in advance of each meeting of the JDC. Each Party shall bear its own costs for participation in the JDC.

         (b) FUNCTIONS OF THE JDC: The JDC shall function as a forum for the Parties to inform and consult with one another concerning progress of and changes to Development and the Development Plan, meeting Development goals, dealing with obstacles to successful Development, and the status of obtaining Regulatory Approvals. The JDC shall have no role, consultative or otherwise, with regard to Commercialization other than those reasonably necessary to transition from Development to Commercialization. The following specific functions shall be delegated to the JDC:

                  (i) plan, coordinate and oversee the Development of the Product in order to obtain Regulatory Approval in the Territory;

                  (ii) assume responsibility for the Development Plan as established in Section 3.2(b);

                  (iii) propose updates yearly to the Development Plan, which plan will specify a reasonable level of detail by which Titan and Schering will conduct Preclinical Development, Clinical Development and CMC / Manufacturing;

                  (iv) propose any amendments of the Development Plan which are not covered in the yearly updates;

                  (v) prepare detailed budgets consistent with the Development Plan and allocate such budgets to particular Development tasks; and

                  (vi) subject to Section 3.4, evaluate any proposal to contract with any Third Party to perform any Development activities.

         (c) LIMITATION ON JDC AUTHORITY: Notwithstanding the creation of the JDC, each Party to this Agreement shall retain the rights, powers and discretions granted to it hereunder, and the JDC shall not be delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The JDC shall not have the power to amend or modify this Agreement which may be amended or modified only as provided in Section 13.11.

         (d) RESOLUTION OF DISPUTES: If the JDC cannot reach a unanimous decision with respect to the Development matters delegated to it within ten (10) days then the disputed matter shall be promptly referred to a senior manager of each Party designated by such Party. If the senior managers are unable to resolve such matter within ten (10) days after one Party notifies the other of its desire to have the matter referred to such senior managers, the decision of Schering's senior manager shall control.

3.2      DEVELOPMENT

         (a) Titan and Schering each agree to cooperate in the Development of the Product and to use commercially reasonable efforts to develop and bring the Product to market. Subject always to
                  Section 11.2 of this Agreement, Titan and Schering each agrees to use commercially reasonable efforts to execute and substantially perform the obligations assumed by it under the Development Plan, exercising the same degree of diligence in Commercialization of the Product as it exercises with respect to proprietary products of comparable commercial potential.

         (b) The Development of the Product shall, subject to Section 11.2 of this Agreement, be governed by a development plan ("Development Plan"), which shall provide for the Development of the Product in the Territory and shall be updated, amended, supplemented and otherwise modified from time to time by the JDC. The Parties have agreed upon and approved the Initial Development Plan which is attached hereto as Exhibit C. Subject to Schering's obligation to provide the development funding referred to in Section 3.3 below, Titan and Schering shall each be responsible for the costs of the Development activities allocated to that Party pursuant to the Initial Development Plan.

         (c) Applications to carry out clinical studies: Schering shall be responsible for preparing, filing and prosecuting applications for permission to conduct Clinical Development in such countries of the Territory which require such applications to be filed. With respect to the United States and any other country where Titan has such an application on file with the appropriate regulatory authorities, Titan shall transfer such application to Schering upon Schering's written request following Schering's decision to initiate the Pivotal Clinical Trial of the Product and upon Schering's making the Research Reimbursement payment described in Section 5.1(a) of this Agreement. Prior to the transfer to Schering, all communications and interactions with regulatory authorities by Titan with respect to such applications shall be reviewed and approved in advance by Schering.

         (d) Drug Approval Applications: Schering shall be responsible for preparing, filing and prosecuting Drug Approval Applications and seeking Regulatory Approvals for the Product in all countries of the Territory wherein Schering, in good faith and in the exercise of reasonable business judgment, considers it is commercially reasonable to do so, including preparing all reports necessary as part of a Drug Approval Application. Schering shall file first for Regulatory Approval in the U.S., the European Union, Canada and Japan, in an order acceptable to Schering. All such Drug Approval Applications shall be filed in the name of Schering and a copy of each such Drug Approval Application shall be promptly provided to Titan. In connection with all Drug Approval Applications being prosecuted by Schering under this Section 3.2, Schering agrees to provide Titan with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder within thirty (30) days after written request by Titan, at no cost to Titan, and Titan shall thereafter, on reasonable advance notice to Schering, have the right freely to utilize such filings for its Drug Approval Applications outside the Field. Titan will inform Schering of all such utilization of Schering filings for Titan's Drug Approval Applications outside the Field and shall provide Schering with such information on such filings as Schering considers reasonably necessary to safeguard Schering's interests in the Product.

         (e) Cooperation: The Parties shall consult and cooperate (including in the case of Titan providing such commercially reasonable assistance as Schering shall reasonably request) in the preparation of each regulatory submission and in obtaining and maintaining Regulatory Approvals within the Territory, provided however, that, except with regard to the pilot U.S. trial, prior to and following approval of a Drug Approval Application, Schering shall be solely responsible for interactions with regulatory authorities throughout the Territory. In order to facilitate consultation on submissions, a shared database will be set up using the Schering Globe Doc System, and the Parties will agree upon the format of individual reports. Subject to the foregoing, Schering shall provide Titan and Titan shall provide Schering with reasonable advance notice of any scheduled meeting with the FDA, EMEA or any other regulatory authority in a major

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

                  regulatory jurisdiction relating to any Drug Approval Application, and Titan and Schering shall have the right to participate in any such meeting. Schering shall from time to time promptly inform Titan about any significant Regulatory Approval milestones achieved. In connection with all Drug Approval Applications being prosecuted by Schering under this Section 3.2, Schering agrees to provide Titan with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder within thirty (30) days after written request by Titan, at no cost to Titan. In the event that any regulatory agency threatens or initiates any action to remove a Product from the market or there is any recall or equivalent action (whether voluntary of involuntary) in any country of the Territory, Schering shall notify Titan of such communication within three (3) business days of receipt by Schering. As between the Parties, Schering shall be the legal and beneficial owner of all Drug Approval Applications and related approvals in the Territory.

         (f) Each Development Plan shall provide a reasonably detailed written time line for each step to be achieved with respect to the Development and Regulatory Approval of the Product, the estimated Development Expenses of obtaining such Regulatory Approval and the description of a final Product.

         (g) Each Development Plan shall be updated annually by the JDC and submitted by October 1 of each calendar year to the Parties for review and approval not later than sixty (60) days after such submission.

3.3 DEVELOPMENT FUNDING: Schering undertakes to provide the following funding to Titan in order to partially support the conduct by Titan of the Preclinical and pilot CMC / Manufacturing Development activities allocated to Titan pursuant to the Development Plan.

         In the first Agreement Year:            [             *           ]

         In the second Agreement Year:           [             *           ]

         In the third Agreement Year:            [             *           ]

         The funding referred to in this Section 3.3 will be provided to Titan by Schering in equal monthly installments in advance, the first payment to be made within five business days of the Effective Date. Titan undertakes to use such Development funding exclusively for the purposes of carrying out its Development obligations hereunder.

3.4      RIGHT TO ENGAGE THIRD PARTIES

         Titan may, with the prior written consent of Schering, such consent not to be unreasonably withheld, engage Third Parties to conduct Preclinical and CMC / Manufacturing Development assigned to Titan in the Development Plan as defined in Section 3.2(b).

3.5 SCHERING STEP-IN RIGHTS: Without prejudice to any other remedies available to Schering under this Agreement or at law, if Titan materially fails to undertake the reasonable Development tasks allocated to it under this Agreement in accordance with the time lines and other conditions allocated to it under this Agreement and in accordance with the time lines and other conditions allocated to it under the Development Plan and this Agreement generally, Schering may, after ninety (90) days prior written notice to Titan, undertake that particular task ("Work") and complete it at its own expense if Titan has not at such time begun to carry out such Work in a reasonable manner. Schering shall be entitled to commercially reasonable cooperation and assistance from Titan to accommodate its efforts, including assignments to Schering of sponsorship of regulatory filings if necessary to permit the exercise by Schering of its rights under this Section 3.5. Costs reasonably incurred by Schering in carrying out such Work will be reimbursed by Titan on a quarterly basis or may, at Schering's option, be set off against any payments otherwise due to Titan under this Agreement; provided, however, that the amount of reimbursement shall be limited to that portion of the Development Funding of Section 3.3 allocated to the specific task.

4.       COMMERCIALIZATION

4.1 Subject always to Section 11.2 of this Agreement, Schering undertakes to use commercially reasonable efforts to begin the regular commercial production, use, and sale of the Product in good faith and as soon as commercially practicable, and in no event later than six (6) months from obtaining Regulatory Approval, and to continue diligently thereafter to commercialize the Product, exercising the same degree of diligence in Commercialization of the Product as it exercises with respect to proprietary products of comparable commercial potential.

4.2 Subject to applicable laws and regulations, labeling on all Product sold by or on behalf of Schering pursuant to this Agreement, and all advertising, marketing and promotional materials used in connection therewith, will identify Titan as the licensor of the Product.

5.       PAYMENTS

5.1 RESEARCH REIMBURSEMENT: Schering shall make the following payments ("Research Reimbursement") to Titan within thirty (30) business days after the first achievement of each of the following milestones. Each of these Research Reimbursement payments shall be paid only once for Product(s) in the Field regardless of the number of times the milestones are achieved by the Product or the number of indications for which the Product is developed or commercialized.

-------------------------------------------------------------------------------
EVENT                                                        PAYMENT
-------------------------------------------------------------------------------

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

--------------------------------------------------------------------------------
(a)      Schering's decision to initiate Pivotal Clinical    [        *        ]
         Trial of the Product, such decision to be made
         within thirty (30) days of delivery of the safety
         and efficacy report on the pilot clinical trials
         as specified in the Development Plan.
--------------------------------------------------------------------------------
(b)      Regulatory Approval of the Product by               [        *        ]
         the FDA.
--------------------------------------------------------------------------------
(c)      Upon Regulatory Approval by EMEA                    [        *        ]
--------------------------------------------------------------------------------

5.2      ROYALTIES:

         (a) GENERAL: Subject as hereinafter provided, Schering shall pay to Titan, on a country-by-country basis, a royalty equal to [
                  * ] of Net Sales of the Product (the "Royalty Percentage") in each country for which a Valid Claim of a Titan Patent exists, such Royalty Percentage to be payable for as long as such a Valid Claim exists in the country in question.

         (b) EXPIRY OF VALID CLAIM: In any country of the Territory in which a Valid Claim of a Titan Patent existed at the date of First Commercial Sale but ceases to exist at any time before the expiry of fifteen (15) years from First Commercial Sale, the Royalty Percentage will be reduced to [ * ] and will be payable for the shorter of:

                  (i) five years from the date on which the Valid Claim ceased to exist; and

                  (ii) the period between the date on which the Valid Claim ceased to exist and the date fifteen years after First Commercial Sale.

                  On expiry of the shorter of the above periods, Schering shall have no obligation to pay any Royalty Percentage to Titan under this Section 5.2 for the country in question.

         (c) NO VALID CLAIM: In each country of the Territory in which a Valid Claim does not exist at the date of First Commercial Sale, the Royalty Percentage will be [ * ] of Net Sales, such Royalty Percentage to be payable to Titan for a period of five
                  (5) years from First Commercial Sale whereupon Schering's obligation to pay the Royalty Percentage will cease; provided however that if, during the five (5) years following First Commercial Sale, a Valid Claim of a Titan Patent comes into being in the relevant country, the Royalty Percentage set out in Section 5.2(a) above shall apply from the date that such Valid Claim of a Titan Patent exists until the date of expiry of such Valid Claim.

         (d) LICENSE FOLLOWING EXPIRATION: Following the expiration of the royalty obligations on a country-by-country basis, Schering shall thereafter have an exclusive (even as to Titan), paid-up license under Titan Know-How to make, have made, use, sell, offer for sale, have sold and import the Compound and / or the Product in that country.

         (e) ROYALTY REPORTS AND PAYMENTS: Schering shall make royalty payments to Titan quarterly within fifty-five (55) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of the Products during the relevant quarter on a country-by-country basis shall be delivered to Titan within fifty-five (55) days following the end of each calendar quarter for which royalties are due.

         (f) PAYMENTS; INTEREST: Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is a day on which commercial banks are not authorized to conduct business in either San Francisco, California, or Berlin, Germany, then the next succeeding business day, and shall be made by wire transfer to a designated bank account of the receiving Party. Any failure by a Party to make a payment within five days after the date when due shall obligate such Party to pay interest to the receiving Party at a rate per annum equal to 2% (two per cent) over the prime rate as quoted by Bank America on Reuters screen "USPRIME1" as of the date such payment is due or the following business day, from the due date until the payment date, such interest also being due on the payment date.

5.3 TAXES: The Party receiving royalties shall pay any and all taxes levied on account of royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, the Party remitting royalties will (a) deduct those taxes from the remittable royalty, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. The Party remitting royalties agrees to make all lawful and reasonable efforts to minimize such taxes to the other Party.

5.4 PAYMENTS TO OR REPORTS BY AFFILIATES: Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity without relieving such Party from responsibility for such payment or report.

5.5 PAYMENT CURRENCY: Payments by Schering under this Agreement shall be made in U.S. dollars. Except for Net Sales in the United States, where payments are based on Net Sales in countries other than the member states of the European Currency Union, the amount of such payments expressed in the currency of each country shall be converted into Euros at the exchange rate of the last date of the applicable calendar quarter. The applicable exchange rate will be the Euro foreign exchange reference spot rate published daily by the European Central Bank, Frankfurt/Main. If no Euro foreign exchange reference spot rate is determined for the relevant currency, the Parties shall agree upon another reference rate. Finally, the payable Euro amount shall be converted into US dollars by the Euro foreign exchange reference spot published by the European Central

         Bank, Frankfurt/Main, at the last day of the applicable calendar quarter. These Euro foreign exchange reference spot rates are currently published by Reuters on screen "ECB37."

6.       MANUFACTURE AND SUPPLY

         Schering will be responsible for the manufacture of Compound and Product for use and sale in the Field in the Territory. Titan will grant to Schering a sublicense under the License and Supply Agreement effective January 1, 1999, between Theracell Inc. and Percell Biolytica AB, as may be required for the Development and Commercialization of the Product in the Field. Schering shall thereafter be responsible for payment of all royalties to Percell Biolytica AB. If and when, but only if and when, Schering exercises the specific option set forth in
         Section 13.15(b)(iv) (and not any other option set forth in Section 13.15), then Titan agrees that it will work with Percell Biolytica AB to arrange for assignment of the License and Supply Agreement of January 1, 1999, to Schering, or alternatively, at Titan's option, for the right of Schering to negotiate its own supply agreement with Percell Biolytica AB. Titan agrees to take any actions and execute any documents that Schering may reasonably request to accomplish the intent of this Section.

7.       CONFIDENTIALITY

7.1 CONFIDENTIALITY; EXCEPTIONS: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party and its employees (who shall be bound in writing to observe the confidentiality provisions of this Agreement) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and other information and materials furnished to it by the other Party pursuant to this Agreement or any information developed during the course of the collaboration hereunder, or any provisions of this Agreement that are the subject of an effective order of the U.S Securities and Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

                  (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (ii) was generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                  (v) was independently discovered and / or developed by the receiving Party as documented in its corporate records.

7.2 AUTHORIZED DISCLOSURE: Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, filing or updating any Drug Approval Application, complying with applicable governmental laws, rules and regulations or conducting preclinical or clinical trials or, in the case of Schering, engaging in marketing, sales, professional services, professional education, or adverse events or complaint collecting analysis or reporting activities; provided, that if a Party is required by law or regulation to make any such disclosures of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition and with prior written notice to the other Party of each Third Party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality, Confidential Information to any Third Party for the purpose of carrying out the purposes of this Agreement. Where materiality of disclosure requires a press release or other disclosure pertaining to this Agreement by one Party, the disclosing Party shall give the other Party a copy of the proposed disclosure and afford that Party at least two (2) business days.

7.3 SURVIVAL: This Article 7 shall survive the termination or expiration of this Agreement for a period of five (5) years.

7.4 TERMINATION OF PRIOR AGREEMENT: This Agreement supersedes the Confidentiality Agreement between Titan and Schering dated as of January 22, 1999. All Information exchanged between the Parties under the said Confidentiality Agreement shall be deemed to be Confidential Information and shall be subject to the terms of this Article 7, and shall be included within the definition of Confidential Information.

7.5 PUBLICATIONS: Schering shall determine the overall strategy for publication in support of the Product in the Territory.

7.6 PUBLICITY REVIEW: Subject to the other provisions of this Section 7, no Party shall originate any written publicity, news release, or other announcement or statement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively "Written Disclosure") without the prior prompt review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section 7.6, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the disclosing Party shall provide the other Party with a copy of the materials

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ]and/or an asterisk *, have been separately filed with the Commission.

         proposed to be disclosed and provide the receiving Party with at least two (2) business days to review the proposed Written Disclosure.

8.       OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1 OWNERSHIP: Each Party shall solely own any inventions made solely by that Party's employees or consultants in the course of performing work under this Agreement. Inventions made jointly by employees or consultants of Titan and Schering and any Patents resulting therefrom shall be owned by Schering subject to the licenses granted to Titan pursuant to Section 11.2. However, Titan will have a worldwide non-exclusive license to such Patents for use outside the Field, with royalties under the license to be negotiated by the parties in good faith (but in no event shall the royalties exceed [ * ] of net sales).

8.2 DISCLOSURE OF JOINT INVENTIONS: Any such patent application disclosing inventions made jointly by the Parties shall be provided by one Party to the other reasonably in advance of the intended date for submission of such application to a governmental patent authority.

8.3      PATENT FILINGS

         (a) Each Party, at its sole discretion, cost and responsibility, shall prepare, file, prosecute and maintain Patents to cover discoveries and inventions made solely by its own employees or consultants relating to Compound or Product and use commercially reasonable efforts to file initially all such applications in the Territory or the appropriate forum under the circumstances wherein such a Party determines it is commercially reasonable to do so. Schering shall file, prosecute and maintain Patents to cover inventions relating to the discovery, evaluation, manufacture, use or sale of the Compound or the Product that are made jointly by personnel of Titan and Schering in the course of the collaboration (herein referred to as "Joint Patents"). The determination of the countries in the Territory in which to file Joint Patents shall be made by Schering. Schering shall have the right to direct and control all material actions relating to the prosecution or maintenance of Joint Patents in the Territory, including interference proceedings, reexaminations, reissue opposition and revocation proceedings.

         (b) The Parties agree to use commercially reasonable efforts to ensure that any Patent filed outside the United States prior to a filing in the United States will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent filing in the United States. Schering shall bear all costs related to the filing of Joint Patents. The Parties agree to use commercially reasonable efforts to ensure that any Patent filed in the United States prior to filings outside of the United States will be in a form sufficient to establish the date of original filing as a priority date for the purpose of a subsequent filing in any contracting state of the Paris Convention.

8.4 THIRD PARTY PATENTS: Each Party agrees to bring to the attention of the other Party any Third Party Patent it discovers or has discovered and which relates to the subject matter of this Agreement.

8.5      ENFORCEMENT RIGHTS:

         (a) NOTIFICATION OF INFRINGEMENT: If either Party learns of any infringement or threatened infringement by a Third Party of Titan Patents, Schering Patents or Joint Patents, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such infringement.

         (b) ENFORCEMENT IN THE TERRITORY: Subject to the next sentence, Titan shall be obligated, at its own expense, to defend Titan Patents and Schering shall be obligated, at its own expense, to defend Joint Patents in the Territory. Schering shall have the right but not the obligation to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any Titan Patents or Joint Patents covering the manufacture, use, importation, sale or offer for sale of the Product in the Territory, by counsel of its own choice. Titan shall have the right, at its own expense, to be represented in any action by counsel of its own choice. If Schering fails to bring an action or proceeding or otherwise take appropriate action to abate such infringement within a period of one hundred eighty (180) days of notice by Titan to Schering requesting action, Titan will have the right to bring and control any such action or proceeding relating to Titan Patents by counsel of its own choice and Schering will have the right to be represented in any such action by counsel of its own choice and at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party commercially reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this
                  Section 8.5(b) shall be allocated first to the costs and expenses of the party bringing suit, then to the costs and expenses, if any, of the other Party. In the event that Schering brings such action, any amounts remaining shall be distributed as follows: compensatory damages shall be treated as Net Sales in the country and calendar quarter received and punitive and exemplary damages shall be paid equally to Schering and Titan. In the event that Titan brings such action, any damages or other monetary awards recovered shall be divided equally between the Parties.

         (c) SETTLEMENT WITH A THIRD PARTY: The Party that controls the prosecution of a given action shall also have the right to control settlement of such action, provided however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would materially and adversely affect the interests of the other Party.

8.6 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS: If a Third Party asserts that a patent owned by it is infringed by any Product, Titan will be solely responsible for defending against any such assertions at its cost and expense (subject to the provisions of Section 8.5(b)), but no settlement may be entered into without the written consent of Schering, which shall not be unreasonably withheld. The costs of any such settlement (including, without limitation, damages, expense reimbursements, compliance, future royalties or other amounts) shall be paid exclusively by Titan. If any Third Party is successful in any such claim and Schering is ordered to make any payments to such Third Party in connection therewith, any such payments may be offset or deducted from the payment obligations of Schering under the Agreement.

8.7 PATENT EXPENSES: All worldwide Patent Expenses with respect to Titan Patents shall be borne by Titan and all worldwide Patent Expenses with respect to Joint Patents shall be borne by Schering, subject in both cases to the terms of this Agreement.

8.8 TRADEMARKS: Schering shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the Product and shall own and control such trademarks and pay any costs in connection therewith. Titan recognizes the exclusive ownership by Schering of the proprietary Schering name, logotype or trademark furnished by Schering (including Schering's Affiliates) for use in connection with the Product. Titan shall not, either while this Agreement is in effect or at any time thereafter register, use or attempt to obtain any right in or to any such name, logotype or trademark or in and to any name, logotype or trademark confusingly similar thereto. Only Schering will be authorized to initiate, at its own discretion and at its own cost, legal proceedings against any infringement or threatened infringement of the trademarks applicable to the Product.

8.9 USE OF NAMES: Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed, provided however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission, in which case Schering shall be referred to as "Schering AG, Germany". The Parties agree not to use the name of the other Party in relation to this transaction in any press release, public announcement or other public document without the approval of such other Party, which approval shall not be unreasonably withheld or delayed.

8.10 NO TRADEMARK RIGHTS: Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "Schering" or "Titan" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

9.       REPRESENTATIONS AND WARRANTIES

9.1      REPRESENTATIONS AND WARRANTIES:

         (a) Each of the Parties hereby represents and warrants to the other Party as follows:

                  (i) The Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such Party's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

                  (ii) Titan has not granted and during the term of the Agreement neither Party will grant any right to any Third Party relating to the Titan Patents, Titan Know-How and Joint Patents in the Field which would conflict with the rights granted to either Party hereunder.

         (b)      Titan hereby represents and warrants to Schering that Titan:

                  (i) Has provided or shown to Schering all information in its possession or control or of which it is aware as of the Effective Date, concerning efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents of severity thereof, associated with any clinical use, studies, investigations or tests with the Product (animal or human), whether or not determined to be attributable to the Product.

                  (ii) Has conducted or has caused its contractors or consultants to conduct, and will in the future conduct, the preclinical and clinical studies of the Product in accordance with applicable United States law, known or published standards of the FDA, and the scientific standards applicable to the conduct of studies in the United States.

                  (iii) Has employed and will in the future employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of Titan's clinical and preclinical studies of the Product.

                  (iv) Has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA or, to the best knowledge of Titan, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMEA), in the conduct of the preclinical or clinical studies of the Product.

                  (v) In the course of developing the Product, has not conducted, and during the course of this Agreement it will not conduct, any Development activities in violation of applicable GCPs, GLPs or GMPs;

                  (vi) As of the Effective Date, except as it may have previously disclosed to Schering in writing, has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to the Compound or any potential Products, and that it is not aware that the manufacture, use or sale of Compound or any potential Products infringes any Third Party patent rights.

                  (vii) As of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any Titan patent is invalid or unenforceable.

                  (viii) Has complied in all material respects with each license listed on Exhibit B hereto, and during the term hereof will comply in all material respects and use all reasonable efforts to keep in full force and effect each such license; neither this Agreement nor any of the transactions contemplated hereby will, with the giving of notice or the lapse of time or both constitute a default or breach of any such license.

                  (ix) Titan has obtained or licensed all rights to the Compound and the Titan Patents and the Titan Know-How free and clear of any liens, encumbrances or rights to repurchase.

                  (x) During the term hereof, Titan will not grant a lien on this Agreement or on any of Titan's rights or obligations hereunder or on the Titan Patents or Titan Know-How related to the Product.

         (c)      Schering hereby represents and warrants that Schering:

                  (i) Will conduct or cause its contractors and consultants to conduct, the preclinical and clinical studies of the Product in accordance with applicable United States law, known or published standards of the FDA and EMEA, and the scientific standards applicable to the conduct of studies in the United States and the European Union.

                  (ii) Will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, to the best knowledge of Schering, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMEA), in the conduct of the preclinical or clinical studies of the Product.

                  (iii) In the course of developing the Product, will not conduct any Development activities in violation of applicable GCPs, GLPs, or GMPs.

9.2 INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES: Without prejudice to any other right or remedy available to either Party arising out of the breach by the other of any of the representations and warranties set out in Section 9.1 above, each Party hereby agrees to indemnify, defend, and hold the other Party and its shareholders, directors, officers, agents and employees harmless from and against any and all losses resulting directly or indirectly from the breach of any representation or warranty made by such Party hereunder. In the event that a Party is seeking indemnification under this Section 9.2, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the indemnifying Party) in defense of the claim.

9.3 PERFORMANCE BY AFFILIATES: The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided however, that each Party shall remain responsible for and be a guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

10.      INFORMATION AND REPORTS

10.1     INFORMATION AND REPORTS DURING DEVELOPMENT AND COMMERCIALIZATION:
         Schering and Titan will disclose and make available (subject to any confidentiality agreements or requirements of law) to each other without charge all preclinical, clinical, regulatory and other Information, including copies of all preclinical and clinical reports known by Schering or Titan directly concerning the Product within the Field at any time during the term of this Agreement. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product for which it was responsible and of adverse drug event information for the Product. At the option of the requesting Party, such data shall be provided in a computer readable or other electronic format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party. Without limitation of the foregoing, each Party shall supply to the other the information required by the other Party and requested by it (either as a routine practice or as a specific request) for purposes of compliance with regulatory requirements. With respect to information concerning Commercialization, Schering agrees to keep Titan regularly informed on all post marketing activities but shall have no obligation, except as specifically set out in this Agreement, to share pricing, marketing or sales information with Titan.

10.2 ADVERSE DRUG EXPERIENCES; COMPLAINTS: The Parties agree to enter into a standard operating procedure by and between the Parties to govern the exchange of information relating to adverse drug experiences, Product quality and Product complaints.

10.3 RECORDS OF REVENUES AND EXPENSES: Each Party will maintain complete and accurate records which are relevant to revenues, costs, expenses and payments on a country-by-country basis in the Territory under this Agreement and such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at the other Party's expense and not more often than once each year by a firm of certified public accountants selected by the other Party, or the other Party's internal accountants unless the first Party objects to the use of such internal accountants, for the sole purpose of verifying for the inspecting Party the correctness of calculations and classifications of such revenues, costs, expenses or payments made under this Agreement. Each Party shall bear its own costs related to such audit; provided that, for any underpayments greater than five
         (5) percent by Schering, Schering shall pay Titan the amount of underpayment, interest as provided for in Section 5.2(f) from the time the amount was due and Titan's out-of-pocket expenses. For any underpayments less than five (5) percent by Schering found under this Section, Schering shall pay Titan the amount of underpayment.
         Any overpayments by Schering will be credited to future royalties.
         Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article 7. Results of any such audit shall be provided to both Parties, subject to
         Article 7.

10.4 If there is a dispute between the Parties following any audit performed pursuant to Section 10.3, either Party may refer the issue (an "Audit Disagreement") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures: (a) the Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 10.4; (b) within thirty (30) days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement; (c) the Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert; (d) the independent expert shall render a decision on the matter as soon as practicable but in no event more than sixty (60) days after submission of the Audit Disagreement to the expert; (e) the decisions of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions thereof; (f) all fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g., Party A disputes $100, the independent expert awards Party A $60, then Party A pays forty percent (40%) and Party B pays sixty percent (60%) of the independent expert's costs.)

11.      TERM AND TERMINATION

11.1 TERM: This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein shall continue in effect until such time as no royalties are payable under Article 5 hereunder to Titan, provided that the license to Titan Know-How granted pursuant to Section 2 shall survive such termination.

11.2     TERMINATION

         (a) EARLY TERMINATION: In the event that Schering elects not to initiate the Pivotal Clinical Trial of the Product pursuant to
                  Section 5.1(a), this Agreement shall terminate, and all payments made by Schering to Titan shall be retained by Titan; and Titan shall retain full rights to use any data and information generated, up to the date of termination, by Titan, Schering, or jointly pertaining to the Compound and the Product.

         (b) TERMINATION AT WILL: Schering will have the right to terminate this Agreement for the Territory or on a country-by-country basis and be fully released of all obligations hereunder (except as expressly provided for herein) by ninety (90) days' notice given at any time, and Titan shall thereafter retain full rights to use any data and information generated, up to the date of termination, by Titan, Schering, or jointly pertaining to the Compound and the Product.

         (c) TERMINATION FOR MATERIAL BREACH: Failure by Schering or Titan to comply with any of the respective material obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such default. If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred by this Agreement) to terminate this Agreement or, in the event of an uncured material breach by Titan, to invoke the rights of Schering set forth in Section ll.2(f) by giving a notice to take effect immediately. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

         (d) TERMINATION FOR INSOLVENCY: In the event that one of the Parties hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within sixty (60) days, or the Party makes an assignment for the benefit of creditors (collectively, a "Bankruptcy Event"), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of that Party or otherwise, the other Party shall be entitled to terminate this Agreement (or in the event Titan suffers such a Bankruptcy Event, Schering may effect its rights described in Section 11.2(f) forthwith by giving a written notice to Titan.

         (e) EFFECT OF TERMINATION: In the event that this Agreement is terminated by Schering in one or more countries or in its entirety in accordance with Section 11.2(b), or this Agreement is terminated by Titan pursuant to Section 11.2(c) either in one country or in its entirety, Schering will, with respect to each country to which the termination applies:

                  (i) deliver to Titan the Titan Know-How and assign to Titan its rights in said Titan Know-How and Titan Patents, if any, in either case relating solely to the country that is the subject of the termination;

                  (ii) not use the Titan Know-How as long as it has to be kept confidential pursuant to Article 7 hereof in such country;

                  (iii) not infringe any of the Titan Patents in such country;

                  (iv) transfer all regulatory filings and approvals related to the Product in such country to Titan upon Titan's written request for same;

                  (v) sell to Titan, at any time within ninety (90) days of such termination, at Titan's election, all or any portion of the inventory of the Compound or Product owned by Schering or its Affiliates which are intended for sale in such country at a price equal to Schering's or its Affiliate's cost for such inventory; such election shall be made by Titan in writing and within thirty (30) days of such election Schering shall ship, at Titan's cost and direction such inventory to Titan. Titan shall pay for such inventory within forty-five (45) days of receipt of such inventory.

         (f) EFFECT OF TERMINATION BY SCHERING PURSUANT TO SECTIONS 11.2(C) AND (D): In the event of a Bankruptcy Event or a material default described in Sections 11.2(c) and (d) by Titan, which default is not cured as provided therein, Schering may elect in lieu of terminating this Agreement to declare the license granted pursuant to this Agreement to be irrevocable. From the date of receipt of notice of such election, Titan shall have no further rights or obligations (except for those arising under Section 7.3) under this Agreement except that Titan may enforce any financial obligations of Schering provided that if such election occurs prior to the First Commercial Sale of the Product, any additional Development Expenses and any reasonable costs incurred by Schering to Commercialize the Product as a result of such election shall be credited against amounts payable by Schering to Titan.

         (g) GENERAL: Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

         (h) SURVIVING RIGHTS: The rights and obligations set forth in this Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein, or the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.

12.      INDEMNIFICATION

12.1 Sections 14 and 15, the indemnification and insurance provisions of the NYU License (Exhibit B), are incorporated herein by reference. NYU is an intended third party beneficiary of this Agreement for purposes of enforcing such indemnification and insurance provisions.

12.2     INDEMNIFICATION BY SCHERING FOR NEGLIGENCE, WILLFUL MISCONDUCT, OR
         BREACH: Schering shall indemnify, defend and hold harmless Titan and its shareholders, employees, agents, officers, managers, partners and directors and each of them (a "Titan Indemnified Party") from and against any and all Third Party claims, causes of action, losses, damages and costs (including reasonable attorneys' fees regardless of outcome) of any nature made or asserted against a Titan Indemnified Party or lawsuits or other proceedings filed or otherwise instituted against a Titan Indemnified Party, in each case by a Third Party (hereinafter individually and collectively (a) "Titan Loss(es)") resulting from or arising out of the development, manufacture, sale or marketing of Product in the Territory but solely to the extent that such Titan Loss(es) arise out of or result from the negligence or willful misconduct of Schering, its Affiliates or sublicensees or the breach by Schering, its Affiliates or sublicensees of any of its or their representations or warranties or obligations or covenants hereunder.

12.3     INDEMNIFICATION BY TITAN FOR NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH:
         Titan shall indemnify, defend and hold harmless Schering and its Affiliates and their respective shareholders, employees, agents, officers, managers, partners and directors and each of them (a "Schering Indemnified Party") from and against any and all Third Party claims, causes of action, losses, damages and costs (including reasonable attorney's fees regardless of outcome) of any nature made or asserted against a Schering Indemnified Party, in each case by a Third Party (hereinafter individually and collectively (a) "Schering Loss(es)" resulting from or arising out of the manufacture, use, marketing or sale of Product in the Territory but solely to the extent that such Schering Loss(es) arise out of or result from the negligence or willful misconduct of Titan or its Affiliates, or the breach by Titan or its Affiliates of any of its or their representations or warranties or obligations or covenants hereunder.

12.4 CONDITIONS TO INDEMNIFICATION: A person or entity that intends to claim indemnification under this Article 12 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any Schering Loss(es) or Titan Loss(es) as the case may be in respect of which the Indemnitee intends to claim such indemnification. Indemnitor shall have the right to control the defense of any Schering Loss(es) or Titan Loss(es) as the case may be as to which the obligation to indemnify the Indemnitee has been acknowledged by the Indemnitor in writing under Section 12.2 or 12.3. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee under this Article 12, its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigations and defense of any action, claim or liability covered by this indemnification. The Indemnitee shall have the right to participate in the defense of such action.

13.      MISCELLANEOUS

13.1     ASSIGNMENT:

         (a) Schering may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, provided that such assignment shall not relieve Schering of its responsibilities for performance of its obligations under this Agreement.

         (b) Titan may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, and Titan may assign its rights or obligations under this Agreement as part of a transaction such as a merger, acquisition, or sale of all or substantially all of the assets of Titan; provided that such assignment shall not relieve Titan of its responsibilities for performance of its obligations under this Agreement; and provided further that the financial obligations of Schering shall survive any such assignment.

         (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

13.2 RETAINED RIGHTS: Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development and to market products using such Party's technology other than as herein expressly provided.

13.3 FURTHER ACTIONS: Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.4 NOTICES: All notices hereunder shall be in writing and shall be deemed given if delivered personally or two days after mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

         (a)      If to Titan:

                  Titan Pharmaceuticals, Inc.
                  400 Oyster Point Boulevard, Suite 505
                  South San Francisco, California 94080
                  U.S.A.
                  Attn.:  President and CEO

         (b)      If to Schering:

                  Schering AG
                  Muellerstrasse 178
                  Berlin-Wedding
                  D-13342 Berlin
                  Germany
                  Attn.:  Legal Department

13.5 WAIVER: Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or any other of such Party's rights or remedies provided in this Agreement.

13.6 SEVERABILITY: If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent or in any country, be held to be invalid or unenforceable, then
         (i) the remainder of this Agreement, or the application of such term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effected.

13.7 AMBIGUITIES: Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.8 GOVERNING LAW AND JURISDICTION: This Agreement shall be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and performed entirely in New York by New York residents.

13.9 HEADINGS: The sections and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

13.10 COUNTERPARTS: This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.11 ENTIRE AGREEMENT; AMENDMENTS: This Agreement, including all Exhibits attached hereto and thereto, and all documents delivered concurrently herewith and therewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

         alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. This Agreement, including without limitation the exhibits, schedules and attachments thereto, are intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein or therein is intended by either Party to be legally binding. Both Parties acknowledge that in deciding to enter into the Agreement and to consummate the transaction contemplated hereby neither has relied upon any statement or representations, written or oral, other than those explicitly set forth herein.

13.12 EXPENSES: Except as otherwise specified in this Agreement, all costs and expenses including, without limitation, fees and disbursements of counsel, financial advisors and accountants, travel, lodging, meals and entertainment incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

13.13 INDEPENDENT CONTRACTORS: The status of the parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties. This Agreement is not intended to be a partnership between Titan and Schering for federal, state or local income tax purposes.

13.14 EQUITY INVESTMENT: Upon successful completion of pilot clinical trials and Schering's decision to enter into Pivotal Clinical Trials, Schering may make an equity investment of up to [ * ] in Titan on terms to be mutually agreed upon by the Parties.

13.15 In further consideration for the payments made hereunder, and for other good and valuable consideration the receipt of which is hereby acknowledged, Titan extends to Schering a one year worldwide exclusive option, which option expires on the first anniversary of the Effective Date of this Agreement ("Option Period"), to enter into a further License Agreement for any expanded Compound(s) consisting of cells, other than RPE cells, on microcarriers used in Product(s) for all indications. Should Schering exercise an Option in this Section 13.15, the Parties agree to enter into good faith negotiations to conclude a further definitive License Agreement(s) which, in addition to the terms and conditions usual and customary in such agreements, shall include at least the following provisions obligating Schering to take the following actions:

         (a) Prepare and execute a Development Plan for the Product(s) of the expanded Compound(s) in a manner similar to that set forth in Section 3.2 of this Agreement.

         (b) Pay to Titan a license fee between [ * ], the amount of which fee shall be mutually agreed upon in good faith and shall be dependent upon the breadth of the Field, e.g.:

                  (i) For expanded Compound(s) for a single therapeutic indication; or

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

                  (ii)     For expanded Compound(s) for all CNS indications; or

                  (iii)    For expanded Compound(s) for all non-CNS indications;
                           or

                  (iv)     For expanded Compound(s) for all indications.

Such license fee shall additionally be dependent upon the relative contribution of each Party to the development of supportive data for such Additional Indications during the Option Period.

         (c) Pay to Titan milestone payments, in amounts to be determined in good faith negotiations between the Parties, upon the occurrence of each of the following events:

                  (i) The submission of an IND to the FDA for a Product containing an expanded Compound; and

                  (ii) Regulatory Approval by FDA of a Product containing an expanded Compound; and

                  (iii) Regulatory Approval by the EMEA of a Product containing an expanded Compound.

         (d) Pay to Titan royalties on Net Sales of Products covered by the further License Agreement, on a Product by Product and country-by-country basis, as follows: [ * ] of Net Sales if the Product is covered by both a Patent and Titan Know-How; or [ * ] of Net Sales if the Product is covered only by Titan Know-How.

                  IN WITNESS WHEREOF Titan and Schering have caused this agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHERING AG                             TITAN PHARMACEUTICALS, INC.

BY:   /s/ Professor Dr. G. Stock        BY:   /s/ Louis R. Bucalo
      ----------------------------            ----------------------------
TITLE:____________________________      TITLE:____________________________

SCHERING AG

BY:     /s/ Dr. J. Kapp
        --------------------------
TITLE:____________________________

                                    EXHIBIT A

                      U.S. PATENTS AND PATENT APPLICATIONS

Pursuant to Section 2.1 of this Agreement, the following U.S. Patents and Patent Applications are currently under the control of Titan:

Issued U.S. Patents:

US 5,618,531                                    Issued April 8, 1997

         Method of Increasing Viability of Cells which are Administered to the Brain or Spinal Cord.

US 5,750,103                                    Issued May 12, 1998

         Method of Transplanting Cells into the Brain and Therapeutic Uses Therefor.

US Patent Applications:

US 08/460,706                                   Filed June 2, 1995

         Method for Transplanting Cells into the Brain and Therapeutic Uses Therefor.

US 08/629,308                                   Filed April 8, 1996

         Method for Gene Transfer to the Central Nervous System.

US 09/002,413                                   Filed January 2, 1998

         Use of Pigmented Retinal Epithelial Cells for Creation of an Immune Privileged Site.

US 09/289,576                                   Filed April 9, 1999

         Methods of Treating Schizophrenia.

                                    EXHIBIT B

                                EXISTING LICENSES

Agreement between New York University and Theracell Corporation, effective November 20, 1992, with First Amendment to that Agreement effective February 21, 1995, and Second Amendment to that Agreement effective December 1, 1995.

License and Supply Agreement between Theracell Inc. and Percell Biolytica AB, effective January 1, 1999.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.

                                    EXHIBIT C

                            INITIAL DEVELOPMENT PLAN

                                       ***

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and/or an asterisk *, have been separately filed with the Commission.


                                       ***